Union Planters reports second quarter net earnings of $.67 per diluted share
  Diluted EPS increased 6.3 percent compared to second quarter last year
  Nonperforming assets declined for third consecutive quarter
  Average core deposits increased 6.1 percent from last quarter
  Efficiency ratio remains strong at 50.79 percent

MEMPHIS, Tenn. - (July 17, 2003) Union Planters Corporation (NYSE: UPC) today reported second quarter earnings of $133.5 million, or $.67 per diluted share, representing a 6.3 percent increase in diluted earnings per share versus the same quarter last year. These results produced a return on average common equity of 16.47 percent and a return on average assets of 1.56 percent compared to 16.25 percent and 1.61 percent, respectively, for the second quarter last year. Net earnings and earnings per diluted share were $129.1 million and $.63, respectively, for the second quarter last year.

"We are pleased to report solid financial performance for the second quarter," said Chairman, President and CEO Jackson W. Moore.

"The key highlights included: the third consecutive quarterly decline in nonperforming assets, record residential mortgage origination volume, over 55 percent growth in average home equity loan balances over the same quarter last year and average core deposits growth of 6 percent over last quarter. All of this was accomplished while maintaining the disciplined expense management to deliver another quarter with an efficiency ratio near 50 percent. We also executed on successful product promotions and initiatives, which included offering an enhanced Internet banking product, that resulted in new customer relationships and produced core deposit growth. This performance and focus on execution will position the organization well for future growth as the economic recovery gains momentum.

"The low interest rate environment created both opportunities and challenges for our organization. While lower interest rates drove a reduction in the value of the mortgage servicing rights through impairment and amortization, we were able to take advantage of interest rate movements to generate offsetting gains through investment securities and mortgage loan sales."

Balance sheet trends/net interest income

Successful sales and product promotions resulted in an increase in average core deposits (total deposits less time deposits of $100,000 and over) for the quarter of 5.0 percent and 6.1 percent compared to the second quarter 2002 and first quarter 2003, respectively. Average noninterest bearing deposits increased 16.1 percent and 7.7 percent from the same quarter last year and linked quarter, respectively. Product initiatives during the quarter, including the successful offering of an enhanced Internet banking product which resulted in a significant number of new relationships, provides a foundation for cross selling of additional products.

The loan portfolio remained relatively flat during the quarter. This was due in part to management's commitment to reduce the overall risk profile of the loan portfolio through the planned reduction of the Company's exposure in targeted product categories. On the growth side, average home equity loan balances increased 55.6 percent from the same quarter last year. Average outstanding loan balances, excluding loans held for resale, declined 2.1 percent compared to the same quarter last year and 0.5 percent compared to the linked quarter.

Net interest income on a fully taxable-equivalent basis was $313.5 million for the second quarter of 2003, compared to $316.8 million last quarter and $325.9 million for the same quarter last year. The net interest margin was 4.01 percent, down from 4.24 percent last quarter and 4.45 percent a year ago. The key drivers to this reduction in net interest income and the related margin were as follows:

  Weak loan demand driven by a soft economy;
  Margin compression resulting from the impact of economic conditions that have produced historically low interest rates;
  Promotional rates on interest-bearing deposits designed to increase deposit balances and expand the customer base; and
  Management's focus on improving the risk profile of the loan portfolio through continued run-off of selected products and generation of lower risk loans.

Noninterest income

Noninterest income of $213.6 million for the second quarter of 2003 increased 25.4 percent compared to the same quarter last year. Noninterest income for the second quarter was reduced by the amortization and impairment of mortgage servicing rights (MSRs) of $18.3 million and $48.7 million, respectively. This compares to $10.3 million and $2.0 million, respectively, for the same quarter last year and $10.3 million and $71.5 million, respectively, for the first quarter this year. Partially offsetting the impact of the MSRs this quarter were investment securities gains of $46.4 million. Investment securities gains were $19.0 million for the first quarter this year and $2.8 million for the same quarter last year. Noninterest income represented 40.5 percent of total revenue (fully taxable-equivalent basis) for the second quarter, up from 34.3 percent compared to the same quarter last year.

The key driver to this significant growth was mortgage banking revenue, which increased on the strength of origination volume, increased servicing revenue and loan sale gains. Consumers took advantage of historically low interest rates to drive record mortgage loan origination volume for the quarter of $5.0 billion, up $1.1 billion from last quarter and $2.6 billion from the same quarter last year. These low interest rates also resulted in an increase in prepayment speeds, which caused impairment in the value of MSRs of $48.7 million for the quarter.

Additionally, growth in service charges on deposit accounts, professional employment services and bankcard fees offset declines in trust services and investment and insurance services compared to the same quarter last year.

Amortization and impairment of mortgage servicing rights were reclassified from noninterest expense to mortgage banking revenues for the second quarter 2003 and all prior periods to better reflect the economic relationships among the mortgage servicing revenue streams.

Demonstrated expense control

The 50.79% second quarter efficiency ratio, excluding the amortization of all intangibles and MSRs, reflects management's continuing commitment to expense control. Noninterest expense was $282.2 million in the second quarter compared to $269.7 million last quarter and $257.7 million for the same quarter last year. Increases from prior periods are primarily related to costs associated with record mortgage origination volume, resolving other real estate and problem loans, and investments in technology designed to support future growth and improve the productivity of our personnel.

Asset quality

Asset quality trends continue to be favorable in a weak economy as nonperforming assets declined for the third consecutive quarter. Nonperforming assets declined to $306.5 million, down $6.4 million, or 2.1 percent, from the first quarter and $38.4 million, or 11.1 percent, from the same quarter last year. Intense management focus is expected to drive continued progress in reducing nonperforming assets, given a stable or improving economy.

The provision for loan losses was $46.0 million this quarter compared to $44.9 million for the same quarter last year. Net charge-offs were $52.1 million, or 0.92 percent of average loans, this quarter. Net charge-offs were $42.8 million, or 0.74 percent of average loans, for the second quarter of 2002. First quarter 2003 net charge-offs were $48.6 million, or 0.87% of average loans. The allowance for loan losses increased from 1.52 percent of loans at June 30, 2002 to 1.54 percent at June 30, 2003. While the timing of actual charge-offs for which reserves have been established is uncertain, management believes that all inherent loan losses have been identified and adequately provided for in the allowance for loan losses.

Nonperforming assets at June 30, 2003 included $235.5 million in nonperforming loans, $69.5 million in other real estate and $1.5 million in other repossessed assets. Nonperforming assets were 1.37 percent of loans plus foreclosed properties at both June 30, 2003 and March 31, 2003 and compare to 1.48 percent at June 30, 2002. The allowance for losses on loans as a percentage of nonperforming assets at June 30, 2003 improved to 112.5 percent compared to 102.5 percent a year earlier.

Capital position

Total shareholders' equity at June 30, 2003 was $3.3 billion, reflecting a leverage ratio of 7.75 percent and an estimated tier one capital to total risk-weighted assets ratio of 9.80 percent. These ratios compared to 7.80 percent and 9.75 percent, respectively, at June 30, 2002. Current capital ratios facilitate the continued execution of our share purchase plan under previous authorization.

About Union Planters

Union Planters Corporation, Memphis, Tennessee, with total assets of $35.0 billion, is the largest bank holding company in Tennessee and among the 30 largest bank holding companies in the United States. Union Planters Bank, National Association, the principal banking subsidiary, was founded in 1869 and operates branches in 12 states: Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. Union Planters offers a full range of commercial and consumer financial solutions through a network of 742 banking offices, 951 ATMs and the resources of specialized business units. Trust services include investment management, personal trust services, employee benefit administration and proprietary mutual funds. Investment and insurance services include annuities, brokerage, life insurance, homeowners insurance, auto insurance, commercial property and casualty insurance, crop and hail insurance, environmental insurance and title insurance. Union Planters Mortgage provides a full range of mortgage products through Union Planters banking centers and a network of mortgage production offices in 20 states. Capital Factors Inc., based in Boca Raton, Florida, provides receivable-based commercial financing and related fee-based credit, collection and management information services. Capital Factors has regional offices in Atlanta, Georgia; Charlotte, North Carolina; Dallas, Texas; Los Angeles, California; and New York, New York. Strategic Outsourcing Inc., based in Charlotte, North Carolina, provides professional employment services such as payroll administration, tax reporting, compliance, workers' compensation, insurance and benefits management. Union Planters Corporation's common stock is traded on the New York Stock Exchange under the symbol UPC and is included in the Standard and Poor's 500 Index, the Standard and Poor's 500 Regional Banks Index, the Standard and Poor's 500 Financials Index, the NYSE Composite Index and the Russell 1000 Index.

Pre-recorded earnings message

To hear a pre-recorded earnings message at 7:30 a.m. EDT on July 17, 2003, please visit our Web site at www.unionplanters.com/investor/ or call toll-free within the domestic United States at 800-285-9206 (toll number is 402-220-9742). Copies of slides referenced during the earnings message will be available on the Web site at approximately 7:15 a.m. EDT. The message will be available through July 31, 2003.

This press release contains forward-looking statements relating to management's expectations regarding: expected trends in nonperforming assets and net charge-offs. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters' filings with the Securities and Exchange Commission, specifically "Risk Factors" in the 2002 Annual Report on Form 10-K and "Cautionary Statement Regarding Forward-Looking Information" in Appendix F of Union Planters' 2003 Proxy Statement Including 2002 Annual Financial Disclosures. Union Planters undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrences of unanticipated events.

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For additional information, visit www.unionplanters.com/investor/ or access Union Planters' current report on Form 8-K dated July 17, 2003, which will be filed with the Securities and Exchange Commission.

Contact for Investors:

Richard Trigger

Senior Vice President

(901) 580-5974

Contact for Media:

Victor Rocha

Vice President

(901) 580-5344

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